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                                                                    Exhibit 16.1



Securities and Exchange Commission
Washington, D.C. 20549



August 19, 1997



Ladies and Gentlemen:

We were previously principal accountants for Ticketmaster Group, Inc. and, under the date of March 12, 1997 except for Notes 13 and 14, which are as of April 17, 1997, we reported on the consolidated financial statements of Ticketmaster Group, Inc. and subsidiaries as of and for the years ended January 31, 1997 and 1996. On August 5, 1997, our appointment as principal accountants was terminated. We have read Ticketmaster Group, Inc.'s statements included under Item 4 of its Form 8-K/A dated August 19, 1997, and we agree with such statements except that we are not in a position to agree or disagree with Ticketmaster Group, Inc.'s statements that (i) the change in auditors was approved by the Board of Directors and (ii) the newly engaged accountant was not engaged regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,



/s/ KPMG Peat Marwick LLP